EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

RAGLAN MINES LIMITED

FIRST

The name of the corporation is RAGLAN MINES LIMITED.

SECOND

Its principal office in the state of Nevada is located at 5844 South Pecos Road, Suite B, Las Vegas, Nevada 89120 The name and address of its resident agent is Pacific Corporate Services, 5844 South Pecos Road, Suite B, Las Vegas, Nevada 89120.

THIRD

The purpose or purposes for which the corporation is organized:

To engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

FOURTH

The amount of the total authorized capital stock of the corporation is One Thousand Dollars ($1,000.00) consisting of One Hundred Million (100,000,000) shares of common stock of the par value of $0.00001 each.

FIFTH

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

There are two initial members of the Board of Directors and their names and addresses are:

NAME POST-OFFICE ADDRESS

Hugh Grenfal, Jr.
3337 West 30 Avenue
Vancouver, British Columbia V6S 1W3

Taras Chebountchak
110 Jardin Drive, Unit 13
Concord, Ontario L4K 2T7

The number of members of the Board of Directors shall not be less than one nor more than thirteen.

SIXTH

The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

SEVENTH

The name and addresses of each of the incorporators signing the Articles of Incorporation are as follows:

NAME POST-OFFICE ADDRESS

Conrad C. Lysiak
601 West First Avenue
Suite 503
Spokane, Washington 99201

EIGHTH

The corporation is to have perpetual existence.

NINTH

In furtherance, and not in. limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the sea] of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as way be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

TENTH

Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ELEVENTH

This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH

The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of June, 2000.

/s/ Conrad C. Lysiak
CONRAD C. LYSIAK

STATE OF WASHINGTON )

COUNTY OF SPOKANE )

0n this 22nd day of June, 2000, before me, a Notary Public, personally appeared CONRAD C. LYSIAK, who severally acknowledged that he executed the above instrument.

/s/ Judy Terese Lysiak

Notary Public, residing in the State of Washington, residing in Spokane.

My Commission Expires:

October 9, 2002